Exhibit 10.14

AMENDMENTS TO ARRANGEMENTS

BETWEEN ROGER P. MORGAN AND

KRATON POLYMERS LLC

WHEREAS, KRATON Polymers LLC (the “Company”) has entered into, among other agreements, (i) a Statement of Employment Particulars with Dr. Roger P. Morgan (the “Employee”), dated as of January 21, 2002 (the “Employment Agreement”) and (ii) a Confidentiality, Non-Competition and Proprietary Information Agreement with Employee, dated as of January 1, 2002 (the “Non-Compete Agreement, and together with the Employment Agreement, referred to herein as the “Agreements”);

WHEREAS, reference is also made to a letter to Employee, dated January 21, 2002, describing the Redundancy Arrangements relating to Employee (the “Redundancy Letter”);

WHEREAS, pursuant to a merger agreement entered into by Polymer Holdings LLC (“Parent”) and Ripplewood Chemical Holding LLC, the Company and its subsidiaries have entered into a merger agreement pursuant to which the Company and its subsidiaries became wholly owned subsidiaries of Parent;

WHEREAS, the Company desires that Employee continues to be employed by the Company and Employee desires to accept such employment with the Company;

WHEREAS, the Company and the Employee wish to amend the Agreements in the manner described below and to confirm the continued effectiveness of each of the Agreements as amended hereby;

WHEREAS, the Company and the Employee wish to terminate the Redundancy Letter;

WHEREAS, any capitalized terms used herein and not defined shall have the meanings ascribed to them in the Employment Agreement or Non-Compete Agreement, as applicable; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby agree to amend the Agreements as follows:

1. Remuneration Package. Section 6.1 of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“You will receive a basic salary of £130,000 (one hundred and thirty thousand pounds) per annum, which will be inclusive of a London Allowance. No additional London Allowance will be paid to you. Your basic salary will be paid monthly in arrears.

With respect to the first partial fiscal year and each full fiscal year during your employment after the date of this amendment, you will be eligible to earn an annual bonus award (an “Annual Bonus”) equal to up to fifty percent (50%) of your basic salary (the “Target”) based upon the achievement of performance objectives established by the Board, provided that you are employed on the date of payment of the Annual Bonus in accordance with the applicable terms thereof. Notwithstanding the preceding sentence, in the event your employment terminates due to your death or “Disability” (as defined below), you will be entitled to receive a pro rata portion of Annual Bonus that you would have been entitled to receive in such year based upon the percentage of the fiscal year that shall have elapsed through the date of your termination of employment, payable when such Annual Bonus would have otherwise been payable had your employment not terminated.

For purposes of this Agreement, you shall have a “Disability” if you are physically or mentally incapacitated and are therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform your duties. Any question as to the existence of the Disability as to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and you shall be final and conclusive for all purposes of the Agreement.

The Company intends to establish a deferred compensation plan, under which you may elect to defer, no later than March 1st of the year in which the affected Annual Bonus is earned, up to 50% of such Annual Bonus which may be paid at a later date in shares or units through KRATON Management LLC. The terms and conditions of the deferred compensation plan shall be provided in a separate plan document, which will provide, among other things, that the Board of Directors (of the Company or one of its affiliates, as appropriate) shall determine the value of the shares or units as applicable for purposes of the deferred compensation plan.

As soon as practicable after the date hereof, you will be granted an award of membership units of TJ Chemical Holdings LLC with a current value of $50,000, as determined by the Board of Directors of the Company (or any affiliate of the Company, as appropriate). You will execute, and the award will be governed by, the operating agreements for KRATON Management LLC and/or TJ Chemical Holdings LLC, as applicable, or such other documentation requested by the Company in connection with such award, including restrictions on transferability and drag and tag along rights.”

2. Notice Required to Terminate Employment. Section 8.1 is hereby deleted in its entirety and replaced with the following:

“Either party has the right to terminate your employment at any time.”

3. Notice Required to Terminate Employment. Section 8.2 is hereby deleted in its entirety and replaced with the following:

“Notwithstanding the foregoing, you will be required to give the Company at least 60 days advance written notice of your resignation for any reason, except that the Company may, in its discretion, elect to waive such notice period and to pay you your basic salary in lieu of such notice, but not the other benefits that you would otherwise be entitled to, under your employment at the date of termination.

4. Redundancy Letter; Loan. Section 12 the Employment Agreement is hereby deleted in its entirety and is hereby replaced by the language provided below. In light thereof, the parties hereby agree that the Redundancy Letter is hereby terminated and shall have no further force in effect.

“12. Severance Pay. Upon a termination of your employment by the Company for a reason other than one set forth in Section 8.3 hereof, or by reason of your death or Disability or upon a resignation by you for “Good Reason” (as defined below), you shall be entitled to receive (i) no later than thirty days following the date of such termination, a lump-sum payment equal to 6 months of your basic salary; (ii) provided that you have not begun to provide services (as an employee, consultant, or otherwise) to another person or entity which are expected to continue for more than 30 days, or which do continue for more than 30 days (“Services”), you will begin to receive up to six additional monthly payments equal to your monthly basic salary beginning as soon as practicable after the six month anniversary of the date of termination and ending on the earlier of (A) the 12 month anniversary of the date of termination or (B) the date you begin to provide Services (the first 6 months following such termination of employment plus any additional period of time during which you receive the additional monthly payments in accordance with this provision is known as the “Severance Continuation Period”); and (iii) medical benefits for you and your eligible dependents comparable to those medical benefits you participated in on the date of termination during the Severance Continuation Period, provided in any case such medical benefits shall cease if you become entitled to medical benefits from a new employer.

“Good Reason” for purposes of this Agreement shall mean (A) the failure of the Company to pay or cause to be paid your basic salary or Annual Bonus (if any) when due or (B) a reduction in your basic salary, your Target Annual Bonus opportunity, or your employee benefits (other than an across-the-board reduction in salary or bonus opportunity for all of the members of the Company’s management team and other than a reduction in employee benefits that applies to all employees otherwise eligible to participate in the affected plan) or (C) a relocation of the your primary work location more than 50 miles from your work location on the date hereof, without written consent; provided that none of these events shall constitute Good Reason unless the Company fails to cure such event within 30 days after receipt from you of written notice specifying in reasonable detail the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.”

The severance payments described in this Section 12 shall be subject to and conditioned upon your execution and delivery of a valid and effective general release and waiver, in a form satisfactory to the Company, waiving all claims you may have against the Company, its affiliates and their respective executives, directors, partners, members, shareholders, successors and assigns. Except as set forth in this Section 12, you shall have no further rights to any compensation or any other benefits in the nature of redundancy, severance, notice or termination pay or in connection with the termination of his employment. Any severance payments under this Section 12 shall be deemed to be inclusive of any notice pay that the Company elects to make pursuant to Section 8.2 hereof.

5. Transition Payment. Section 13 of the Employment Agreement is hereby deleted in its entirety and all subsequent sections of the Employment Agreement are hereby renumbered accordingly and all cross-references are hereby adjusted accordingly.

6. Definition of “Competitive Business”. The definition of “Competitive Business” under Section 1 of the Non-Compete Agreement is hereby revised by deleting the proviso that begins with “; provided that.... ” following clause (iii) of such definition and replacing such proviso with the following:

“provided that for purposes of this definition, the term Group Company shall not include any subsidiary or division of the Group Company, the value of which is excluded for purposes of determining distributions of cash and allocations of taxable income with respect to, or the value of, membership units granted to or purchased by the Employee;”

6. Restrictive Covenants. Section 4.2(c) of the Non-Compete Agreement is hereby amended by replacing the first 10 words of such section with the following:

“for the period of one year following the Termination Date or, if Employee is entitled to severance pay (pursuant to Section 12 of his Statement of Employment Particulars with the Company) for a shorter period of time, for such shorter period, but in no event less than 6 months,”

7. Governing Law. This Amendment and your employment shall be governed by and construed in accordance with the laws of England.

IN WITNESS WHEREOF, the Company and the Employee have executed these amendments to the Employment Agreement and the Non-Compete Agreement and have agreed to the termination of the Redundancy Agreement, each as of May     , 2004.

KRATON POLYMERS LLC

By:	/s/ S. M. WOOD
Title:	CEO

/s/ ROGER P. MORGAN
DR. ROGER P. MORGAN

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